Exhibit 6.36

PLAN AND AGREEMENT OF MERGER

Plan and Agreement of Merger, dated as of May 29, 2026 (the “Agreement”), among Nextel Medical Corp., f/k/a Exousia Pro, Inc. and Marijuana, Inc., a Florida corporation (“Parent”), JStart Merger Sub, LLC, a Tennessee limited liability company wholly owned by Parent (“Merger Sub”), and Jumpstart Rx, LLC, a Tennessee limited liability company (“Target”). Merger Sub and Target being hereinafter collectively referred to as the “Constituent Companies”.

WHEREAS, this Agreement, when consummated, would result in Parent’s having acquired a business and assets valued, by agreement, at $2,000,000;

WHEREAS, the Parent and Merger Sub and the members of Target (the “Members”) have approved the acquisition of Target by Parent;

WHEREAS, in furtherance of such acquisition, the Board of Directors of Parent and Merger Sub and the Members have each approved the merger of Target into Merger Sub (the “Merger”), pursuant to an Agreement of Merger in the form attached hereto as Exhibit A (the “Merger Agreement”), and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Tennessee and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound thereby, Parent, Merger Sub and Target hereby agree as follows:

1.The Merger.

1.01The Merger. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the Merger Agreement, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving company, in accordance with the applicable provisions of the Tennessee Business Corporation Act (the “Tennessee Law”).

1

Target, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

1.02Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 6, and provided that this Agreement has not been terminated or abandoned pursuant to Section 8, the Constituent Companies shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the office of the Secretary of State of Tennessee, in such form as required by, and executed in accordance with, the relevant provisions of the Tennessee Law.

Subject to, and in accordance with, the Tennessee Law, the Merger will become effective at the date and time the Certificate of Merger is filed with the office of the Secretary of State of the State of Tennessee or such later time or date as may be specified in the Certificate of Merger (the “Effective Time”). Each of the parties shall use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Section 6 hereof.

1.03Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Tennessee Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Company, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Company.

1.04Certificate of Formation; Operating Agreement.

(a)At the Effective Time, the Certificate of Formation of Target, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Company until thereafter amended as provided by law and such Certificate of Formation.

(b)The Operating Agreement of Target, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Company until thereafter amended as provided by law, the Certificate of Formation of the Surviving Company and such Operating Agreement.

1.05Managers. The managers of Target immediately upon the Effective Time shall hold office in accordance with the Articles of Organization and Operating Agreement of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

1.06Conversion of Securities. At the Effective Time, by virtue of the Merger and without any additional action on the part of Merger Sub and Target, the following shall occur:

2

(a)Each membership interest of Target (the “Target Interests”) held in the treasury of Target and each such share of Target Interests owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b)Each Target Interest which is outstanding immediately prior to the Effective Time, other than those shares of Target Interests cancelled as set forth in subsection (a) above, shall be converted into (1) the right to receive shares of the $.001 par value per share Series D Voting Convertible Preferred Stock of Parent (the “Parent Voting Stock”), in accordance with the ownership schedule included in the Target Disclosure Schedule, for a total of 1,500,000 shares of Parent Voting Stock (these shares of Parent Voting Stock are referred to as the “Closing Shares”) and (b) the sum of cash, in accordance with the ownership schedule included in the Target Disclosure Schedule, for a total of $500,000 in cash (the “Closing Amount”). The Closing Shares and the Closing Amount and the are referred to, collectively, as the “Merger Consideration”.

The Parent Voting Stock is to have the preferences, rights, qualifications, limitations and restrictions set forth the Certificate of Designation of the Parent Voting Stock attached hereto as Exhibit B and made a part hereof by this reference.

(c)The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into membership interests of the Surviving Company, which shall be the only membership interests of the Surviving Company outstanding after the Effective Time, resulting in the Surviving Company being wholly owned by Parent after the Effective Time.

1.07Surrender of and Exchange of Target Interests.

(a)As soon as practicable after the Effective Time, the certificates representing Target Interests issued and outstanding at the Effective Time (or affidavits of lost certificates in a form reasonably acceptable to Parent) shall be surrendered for exchange to the Surviving Company. Until so surrendered for exchange, each such stock certificate nominally representing Target Interests shall be deemed for all purposes (except for payment of dividends thereon or redemption thereof) to evidence the ownership of the number of shares of Parent Voting Stock which the holder would be entitled to receive upon its surrender to the Surviving Company.

(b) No redemption with respect to Parent Voting Stock shall be made with respect to any unsurrendered certificates representing Target Interests with respect to which the shares of Parent Voting Stock shall have been issued in the Merger, until such certificates shall be surrendered as provided herein.

3

(c)All rights to receive the Merger Consideration into which shares of Target Interests shall have been converted pursuant to this Section 1 shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Target Interests.

1.08Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (a) at the offices of Target at 10:00 a.m., local time, on the third business day immediately following the date on which the last of the conditions set forth in Section 6 is fulfilled or waived, or (b) at such other time and place and on such other date as Parent and Target shall agree (the “Closing Date”).

2.Further Agreements.

2.01Access to Information; Confidentiality.

(a)From the date hereof to the Effective Time, each of Parent, Merger Sub and Target shall, and shall cause their respective subsidiaries, affiliates, officers, directors, employees, auditors and agents to afford the officers, employees and agents of one another complete access at all reasonable times to one another’s officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish one another with all financial, operating and other data and information as each, through its officers, employees or agents, may reasonably request; provided, however, that no party shall be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish.

(b)Each of Parent, Merger Sub and Target shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents to hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required by law) and shall insure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Parent, Merger Sub or Target, as the case may be.

(c)In the event of the termination of this Agreement, Parent, Merger Sub and Target shall, and shall cause their respective affiliates, officers, directors, employees and agents to (1) return every document furnished to them by one another or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and (2) shall cause others to whom such documents may have been furnished to return such documents and any copies thereof any of them may have made.

(d)No investigation pursuant to this Section 2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

4

2.02Notification of Certain Matters. Target shall give prompt notice to Parent, and Parent shall give prompt notice to Target, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Target, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

2.03.Bonus Closing Amount; Series D Claw-Back. Parent and Target agree that, should Target’s gross revenues for the 18-month period immediately following the Closing (the “Post-Closing Period”) exceed by 10% or more the gross revenue projections for the Post-Closing Period set forth in Exhibit C attached hereto and made a part hereof, then, within 30 days after the expiration of the Post-Closing Period, Parent shall pay to the Members the sum of $250,000 in cash (the “Bonus Closing Amount”).

Parent and Target further agree that, should Target’s gross revenues for the Post-Closing Period fail to achieve by 10% or more the gross revenue projections for the Post-Closing Period set forth in Exhibit C, then Parent shall have the right to cancel a total of 300,000 Closing Shares (the “Series D Claw-Back Shares”), the Series D Claw-Back Shares to be cancelled pro rata among the holders of the Closing Shares at the time of such cancellation.

2.04Employment Agreements. At or before the Closing, (a) Target and Casey Barksdale and (b) Target and one other key employee of Target shall have entered into an employment agreement on such terms and conditions as may be acceptable to Mr. Barksdale and such other key employee; provided, however, that the terms and conditions of such employment agreements shall be acceptable to Parent, in its good faith discretion.

2.05Managers of Surviving Company. At the Effective Time, Casey Barksdale shall be elected as the manager of Surviving Company, to serve until the earlier of their removal or resignation.

2.06Agreement With Respect to Post-Closing Operations. At the Effective Time, operating policies of Surviving Company shall include a policy adopted by the Board of Directors of Parent that all expenditures, or series of expenditures, of Surviving Company in excess of $20,000 shall be approved by the Chief Financial Officer of Parent.

2.07Financial Statements of Target. At or before the Closing, Target shall, at its sole expense (the “Audit Expense Amount”), deliver to Parent PCAOB-standard audited financial statements for the years ended December 31, 2025 and 2024 (the “Target Audited Financial Statements”), and unaudited financial statements for the interim period ending on the Closing Date, which interim financial statements shall have been prepared in accordance with generally accepted accounting principles (GAAP) and capable of PCAOB audit.

5

Notwithstanding the further agreement set forth in the foregoing paragraph, with respect to the reimbursement of the Audit Expense Amount by Parent to Target, Parent and Target agree, as follows:

(a)Should Target’s independent PCAOB auditor determine, in good faith, that the unaudited financial statements of Target are not able to be audited, then Parent agrees that, on or before the date that is 60 days immediately following the date of such determination, it shall reimburse Target an amount equal to 50% of the amount of Target’s payments to such PCAOB auditor; or

(b)Should Parent fail to consummate the Closing of this Agreement, then Parent agrees that, on or before the date that is 60 days immediately following the date of such failure, it shall reimburse Target an amount equal to 100% of the amount of Target’s payments to such PCAOB auditor; or

(c)Should Parent and Target consummate this Agreement, Parent agrees that, on or before the date that is 60 days immediately following the Closing Date, it shall reimburse Target for the full Audit Expense Amount.

2.08Certificate of Designation. At or before the Closing, Parent shall have filed a Certificate of Designation for the Parent Voting Stock, its new Series D Voting Convertible Preferred Stock (the “Designation”), in the form of Exhibit B attached hereto.

2.09Current Reports. Target shall file timely with OTC Markets supplemental reports with respect to (a) the execution of this Agreement and (b) the Closing of this Agreement.

2.10Agreement With Respect to Assets of Target. Prior to the Closing, Target shall not sell, transfer or otherwise dispose of any of the assets owned by Target as of the date of this Agreement.

2.11Agreement With Respect to Employees of Target. Parent and Target agree that Parent shall have no obligation to fund the payroll of Target at any time following the Closing.

2.12Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

2.13Public Announcements. No party shall issue a press release or otherwise make any public statements with respect to the Merger, without the prior consent of the other parties; provided, however, that Parent may, without the prior consent of any party, issue a press release or otherwise make public statements with respect to the Merger, should such press release or public statements be deemed, in good faith, necessary by Parent to assure its compliance with applicable securities laws.

3.Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to Target that, except as set forth in the Disclosure Schedule of Parent and Merger Sub delivered herewith to Target (the “Parent Disclosure Schedule”):

3.01Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Neither Parent nor Merger Sub has received any notice of proceedings relating to revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders.

6

The term “Material Adverse Effect”, as used herein, means any change in or effect on the business of Parent or Merger Sub (including intangible properties), prospects, condition (financial or otherwise), assets or subsidiaries, taken as a whole. Parent has the subsidiaries set forth in the Parent Disclosure Schedule.

3.02Formation and Governing Documents. Parent shall, as part of the Parent Disclosure Schedule, furnish to Target a complete and correct copy of the formation and governing documents, each as amended to date, of Parent and Merger Sub. Such formation and governing documents are in full force and effect.

3.03Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of: 250,000,000 shares of common stock, of which 56,048,470 shares are issued and outstanding; and 15,000,000 shares of preferred stock, of which one (1) share of Series C Preferred Stock is issued and outstanding. All currently issued shares of capital stock of Parent are validly issued, fully paid and non-assessable. No shares of capital stock of Parent are held in the treasury of Parent or by subsidiaries of Parent. Except as set forth in the Parent Disclosure Schedule, no shares of capital stock of Parent are reserved for future issuance.

Except as set forth in the Parent Disclosure Schedule, each of the outstanding securities of each of Parent’s corporate subsidiaries is duly authorized, validly issued, fully paid and non-assessable and such securities owned by Parent are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Parent’s voting rights, charges or other encumbrances of any nature whatsoever.

7

3.04Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub other than filing and recording of appropriate merger documents as required by the Tennessee Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of each such corporation.

3.05No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (1) conflict with or violate either the formation and governing documents of Parent or Merger Sub, (2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties is bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) and State securities laws (“Blue Sky Laws”).

3.06Compliance. Neither Parent nor Merger Sub is in conflict with, or in default or violation of, (a) its formation and governing documents or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, including, without limitation, health and safety, environmental, civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

3.07Tax Treatment. Neither Parent nor Merger Sub, nor to the knowledge of Parent, any of their affiliates has taken or agreed to take action that would prevent the merger contemplated by this Agreement from constituting, to the extent possible, a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

3.08No Liabilities. As of the Closing, Merger Sub will not have any liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued and unaccrued, liquidated or unliquidated, due or became due, by virtue of contract, statute, regulation, law, equity or otherwise.

3.09OTC Markets Trading. Parent’s common stock currently trades as a, “OTCID” stock on the OTCID trading platform (symbol: MAJI) of OTC Markets and Parent meets all issuer and equity security requirements to permit a FINRA member to quote Parent’s common stock thereon, and, to Parent’s knowledge, shall be entitled to continue to be so quoted following the merger contemplated by this Agreement.

8

3.10Shareholder Claims. There are no existing claims against Parent by any current or former shareholder of Parent, and, to Parent’s knowledge, there exist no facts or circumstances reasonably likely to result in any such claims.

3.11Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.12Powers of Attorney and Suretyships. Parent does not have (a) any general powers of attorney outstanding, whether as grantor or grantee thereof, (b) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signed, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

3.13OTC Markets Filings; Financial Statements.

(a)Parent has filed all forms, reports and documents required to be filed with OTC Markets, Inc. (“OTC Markets”) and has heretofore delivered to Target, in the form filed with the OTC Markets, (1) its Amended Annual Report for the year ended December 31, 2025; (2) all other reports filed by Parent with OTC Markets since December 31, 2025; and (3) all amendments and supplements to all such reports filed by Parent with OTC Markets since December 31, 2025 (collectively, the “Parent OTC Markets Reports”).

The Parent OTC Markets Reports (1) were, and will be, prepared in accordance with the requirements of OTC Markets and (2) did not, and will not, at the time they were, or will be, filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)Each consolidated financial statement (including, in each case, any related notes thereto) contained in the Parent OTC Markets Reports has been, and will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, and will present, the financial position of Parent and its subsidiaries as at the respective dates thereof and the results of its operations and changes in financial position for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)Except as and to the extent set forth on the consolidated balance sheet of Parent and its subsidiaries as at December 31, 2025, including the notes thereto (the “2025 Balance Sheet”), neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, which would not, individually or in the aggregate, have a Material Adverse Effect.

(d)Parent has heretofore furnished to Target a complete and correct copy of any amendments or modifications, which have not yet been filed with OTC Markets, to agreements, documents or other instruments which previously had been filed by Parent with OTC Markets.

3.14Absence of Litigation. Except as disclosed in the Parent Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

9

3.15Absence of Certain Changes or Events. Since the Balance Sheet Date, except as contemplated or permitted by this Agreement or disclosed in Parent OTC Markets Reports filed since that date and through the date hereof, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the financial condition, results of operations, business or prospects of Parent or any of its subsidiaries having a Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or any of its subsidiaries having a Material Adverse Effect, (c) any material change by Parent in its accounting methods, principles or practices, (d) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of inventory or any notes, accounts receivable or other investments which would, individually or in the aggregate, exceed five percent of the total assets of Parent as reflected on the balance sheet in the 2025 Balance Sheet; (e) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Parent Voting Stock or any redemption, purchase or other acquisition of any of its securities; or (f) any change in the status of any litigation, claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, which, as a result of such change, will have a Material Adverse Effect.

3.16Environmental Matters. To the best of Parent’s knowledge, there are no environmental liabilities (whether accrued, absolute, contingent or otherwise) of Parent.

3.17Labor Matters. Except as set forth in the Parent Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have a Material Adverse Effect; (b) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; (c) neither Parent nor any of its subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (d) there are no unfair labor practice complaints pending against Parent or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of Parent or any of its subsidiaries; and (e) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

3.18Contracts. The Parent Disclosure Schedule lists or describes all material contracts or arrangements to which Parent or any subsidiary is a party, or by which it is bound, as of the date hereof. All such contracts and arrangements are in full force and effect and there has been no notice of termination or threatened termination with respect to any such contracts and arrangements, whether or not termination is permitted by the terms thereof, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under any such contract or arrangement, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

3.19Title to Properties. Except as set forth in the Parent Disclosure Schedule, Parent has, and at the Effective Time will have, good and marketable title to the equipment and other property shown as assets on its records and books of account as of the Balance Sheet Date, free and clear of all liens, encumbrances and charges.

3.20Patents. To the best knowledge of Parent, Parent or its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, inventions, designs, processes, formulae and other proprietary information used or held for use in connection with the business of Parent or any of its subsidiaries as currently being, or proposed to be, conducted and is unaware of any assertions or claims challenging the validity of any of the foregoing which would have a Material Adverse Effect. The conduct of the business of Parent and its subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way which would have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to Parent or any of its subsidiaries is known to Parent which would have a Material Adverse Effect.

10

3.21Taxes. Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub have filed all federal and state tax returns and reports and, to the best of Parent’s knowledge, all state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes, including sales and use tax, shown as due thereon and have paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent’s knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

3.22Brokers; Finders. No person will have, as a result of the transactions contemplated hereby, any valid right, interest or claim against or upon Parent and/or Merger Sub for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Parent and/or Merger Sub.

3.23Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by Parent or Merger Sub to Target pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

4.Representations and Warranties of Target. Target hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Disclosure Schedule of Target delivered to Parent and Merger Sub (the “Target Disclosure Schedule”):

4.01Organization and Qualification; Subsidiaries. Target is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Target has not received any notice of proceedings relating to the revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders.

The term “Material Adverse Effect” as used in this Section 4, means any change in or effect on the business of Target that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), prospects, condition (financial or otherwise), assets or liabilities of Target taken as a whole. Target has no subsidiaries.

4.02Articles of Organization and Operating Agreement. Target shall, as part of the Target Disclosure Schedule, furnish to Parent a complete and correct copy of the Certificate of Formation and Operating Agreement, each as amended to date, of Target. Such Articles of Organization and Operating Agreement are in full force and effect.

4.03Capitalization. The ownership of Target is as set forth in the Target Disclosure Schedule, which information is specifically made a part hereof. As of the date of this Agreement, all membership interests, including the Target Interests, are validly issued, fully paid and non-assessable; no membership interests are held in the treasury of Target. Except as set forth in the Target Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued membership interests of Target or obligating Target to issue or sell any membership interest of, or other equity interests in, Target. Except as set forth in the Target Disclosure Schedule, there are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any the Target Interests.

11

4.04Authority Relative to this Agreement. Target has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject to the approval of the Merger and adoption of this Agreement by the Members in accordance with the Tennessee Law.

This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Target.

4.05No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target shall not, (1) conflict with or violate the Certificate of Formation or Operating Agreement of Target, (2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for such breaches, defaults or other occurrences which would not, individually or in the aggregate have a Material Adverse Effect.

(b)The execution and delivery of this Agreement by Target does not, and the performance of this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

4.06Compliance. Target is not in conflict with, or in default or violation of, (a) its Certificate of Formation or Operating Agreement or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, including, without limitation, health and safety, environmental and civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

4.07Financial Statements. Target shall deliver to Parent, prior to Closing the Target Audited Financial Statements and unaudited financial statements for the interim period ending on the Closing Date, which interim financial statements shall have been prepared in accordance with generally accepted accounting principles (GAAP) and, to the best knowledge of Target, including its affiliates, capable of PCAOB audit.

4.08Bank Account Statements. As part of the Target Disclosure Schedule, Target shall deliver to Parent and Merger Sub copies of all of its bank account statements, since inception. All of such statements are true and complete and represent all of the banking transactions of Target during its existence.

4.09Absence of Certain Changes or Events. Since the date of the latest financial statements provided by Target to Parent, except as contemplated by this Agreement or disclosed in the Target Disclosure Schedule, Target has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any change in the business or prospects of Target having a Material Adverse Effect or any declaration, setting aside or payment of any dividends or distributions in respect of shares of Target Interests or any redemption, purchase or other acquisition of any of its securities.

12

4.10Absence of Litigation. Except as disclosed in Target Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Target, threatened against Target, or any properties or rights of Target, before any court, arbitrator, or administrative, governmental or regulatory authority or body, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Target nor its properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

4.11Labor Matters. Except as set forth in the Target Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which controversies have a Material Adverse Effect; and (b) Target is not a party to any collective bargaining agreement or other labor union contract.

4.12Contracts. The Target Disclosure Schedule lists or describes all contracts, authorizations, approvals or arrangements to which Target is a party, or by which it is bound, as of the date hereof, and which (a) obligates or may obligate Target to pay more than $20,000; or (b) are financing documents, loan agreements or agreements providing for the guarantee of the obligations of any party in each case involving an obligation in excess of $20,000.

4.13Title to Property and Leases.

(a)Except as set forth in the Target Disclosure Schedule, each asset owned or leased by Target is owned or leased free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind.

(b)Except as set forth in the Target Disclosure Schedule, all leases of real property leased for the use or benefit of Target to which Target is a party, and all amendments and modifications thereof are in full force and effect and have not been modified or amended and there exists no material default under the leases by Target, nor any event which, with the giving of notice or lapse of time, or both, would constitute a material default thereunder by Target.

(c)A statement describing all assets of Target is included in the Target Disclosure Schedule.

4.14Intellectual Property. Except as set forth in the Target Disclosure Schedule, at the Closing, Target will own any and all intellectual property, including, without limitation, any and all patents and/or patent applications, and other rights pertaining to any and all assets related to Target’s business operations and utilized therein.

The Target Disclosure Schedule lists each patent and patent application of Target and includes copies of all documentation relating to each such patent and/or patent application. Further, the Target Disclosure Schedule lists or describes every other item of intellectual property of Target.

4.15Insurance. The Target Disclosure Schedule lists and describes all policies of insurance in force and held by Target.

13

4.16Taxes. Except as set forth in the Target Disclosure Schedule, Target has filed all federal and state tax returns and reports and, to the best of Target’s knowledge, all state, local and foreign tax returns and reports required to be filed have been filed and Target has paid and discharged all taxes, including sales and use taxes, shown as due thereon and has paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Except as set forth in the Target Disclosure Schedule, neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Target’s knowledge, threatening to assert against Target any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Except as set forth in the Target Disclosure Schedule, Target has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

4.17Brokers; Finders. No person will have, as a result of the transactions contemplated hereby, any valid right, interest or claim against or upon Target for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Target.

4.18Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by Target or the Members to Parent and Merger Sub pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

5.Conduct of Business Pending the Merger.

5.01Conduct of Business by Target Pending the Merger. Target covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of Target shall be conducted only in, and Target shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Target shall use its best efforts to preserve substantially intact the business organization of Target, to keep available the services of the present officers, employees and consultants of Target and to preserve the present relationships of Target with customers, suppliers and other persons with which Target has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Target shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a)amend or otherwise change its Certificate of Formation or Operating Agreement or equivalent organizational documents;

(b)issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any equity interest of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Target or (2) any assets of Target or any other material assets of Target other than in the ordinary course of business consistent with past practices;

(c)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)(1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation, become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (3) authorize any single capital expenditure which is in excess of $20,000 or capital expenditures which are, in the aggregate, in excess of $20,000 for Target; or (4) enter into or amend any contract, agreement, commitment or arrangement to any of the effects set forth in this subparagraph (e);

14

(f)increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Target who are not officers of Target in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Target, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g)take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payments of accounts payable and collection of accounts receivable);

(h)settle or compromise any material federal, state, local or foreign income tax liability; or

(i)pay, discharge, compromise or consent to any arrangements concerning or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, compromise, settlement, arrangement or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Target or incurred in the ordinary course of business and consistent with past practice.

5.02Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the Effective Time, Parent shall not sell or otherwise dispose of all or any material portion of its assets.

5.03Approval of Members. Target shall secure the consent of the Members to this Agreement, in accordance with the provisions of the Tennessee Law.

5.04Securities Law Compliance. All of the parties hereto shall take any action required to be taken under applicable Federal and/or state securities laws applicable to (a) the Merger and (b) the issuance of Parent Voting Stock pursuant to the Merger. Parent shall promptly deliver to Target copies of any filings made by Parent and/or Merger Sub pursuant to this Section 5.04.

5.05Third-Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

6.Conditions of Merger.

6.01.Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a)Member Approval. This Agreement shall have been approved and adopted in writing by the Members, in accordance with the provisions of the Tennessee Law.

(b)No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the conversion of Target Interests into the Merger Consideration illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

15

(c)No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any other person challenging, or seeking material damages in connection with the conversion of Target Interests into the Merger Consideration pursuant to the Merger or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of Target, Merger Sub, Parent or any of their respective subsidiaries or affiliates.

6.02Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a)Representations and Warranties. The representations and warranties of Target and the Members contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a Certificate of the Chief Executive Officer of Target which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.02(a).

(b)Agreements and Covenants. Target and the Members shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent and Merger Sub shall have received a Certificate of the Chief Executive Officer of Target to that effect, which certificate shall be in the form attached hereto as Exhibit 6.02(b).

(c)Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Target for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Target.

(d)Target Audited Financial Statements. Target shall have delivered the Target Audited Financial Statements, in accordance with the provisions of Section 4.07.

(e)No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Target.

6.03Additional Conditions to Obligations of Target. The obligations of Target to effect the Merger is also subject to fulfillment of all of the following conditions precedent, at or prior to the Effective Time:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in the Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Target shall have received a Certificate of the Chief Executive Officer of Parent and Incorporator of Merger Sub which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.03(a).

16

(b)Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Target shall have received a Certificate of the Chief Executive Officer of Parent and Incorporator of Merger Sub which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.03(b).

(c)Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub.

(d)No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Parent.

7.Indemnification.

7.01 Target Indemnities. For the one-year period immediately following the Closing Date, Target agrees to indemnify, defend and hold harmless Parent, its current and former directors, officers, affiliates, agents, attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Damages”) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Buyer herein; or any nonfulfillment of any covenant or agreement of Target under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Target in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Parent by or on behalf of Target pursuant to this Agreement; or any operations of Parent prior to the Effective Time.

7.02Parent Indemnities. Parent agrees to indemnify, defend and hold harmless Target, its affiliates, agents attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (Damages) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Target herein; or any nonfulfillment of any covenant or agreement of Parent under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Parent in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Target by or on behalf of Parent pursuant to this Agreement.

17

7.03Indemnification Procedure. Promptly after any person entitled to indemnification under this Section 7 (the “Indemnified Party”) has received notice of or has knowledge of any claim against the Indemnified Party by a person not a party to this Agreement (a “Third Person”) or the commencement of any action or proceeding by a Third Person, it shall give the other party (“Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the Damages.

The Indemnifying Party shall have right to defend, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently.

If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any personnel, books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party’s possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel).

After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

No party hereto, without the prior written consent of the other, shall settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Claim unless the settlement, compromise or consent (1) provides for and includes an express, unconditional release of all Indemnified Parties and Indemnifying Parties from all liabilities, claims, demands, actions and obligations in connection therewith and (2) does not provide for any relief other than monetary relief.

18

7.04Additional Remedies. The rights of the Indemnified Party under this Section 7 shall be in addition to any other rights or remedies that might otherwise be available to it at law or in equity and the exercise of such rights shall not operate as a waiver of any of such other rights.

8.Termination, Amendment and Waiver.

8.01Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Members:

(a)By Parent, on or before the 45th day immediately following the date of mutual execution of this Agreement, should the Audited Target Financial Statements to be delivered hereunder not be capable of a PCAOB audit, as determined by the PCAOB auditor retained for such purpose, it its sole determination.

(b)By mutual consent of the Boards of Directors of Parent and Target.

(c)By either Parent or Target, if:

(1)the Merger shall not have been consummated by the date that is 75 days following the mutual execution of this Agreement (the “Termination Date”);

(2)the requisite consent of the Members to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall not be obtained;

(3)any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Merger Sub and Target to consummate the transactions contemplated hereby or by the Merger Agreement, shall have been unsuccessful; or

(4)any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable;

provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

8.02Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Parent, Merger Sub or Target or their respective officers or directors, except that nothing in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

19

8.03Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.04Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.05Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.General Provisions.

9.01Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Merger indefinitely.

9.02Public Announcements. Parent and Target shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except (a) as may be required by applicable law, (b) as to any filing with OTC Markets and/or the SEC required to be made by Parent or (c) as may be required by any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement before such consultation.

9.03Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to Parent or Merger Sub:

Nextel Medical Corp.

7901 4th Street N #23494

St. Petersburg, Florida 33702

Attention: Matthew Dwyer, Chief Executive Officer

E-mail: w2572002@gmail.com

(b) If to Target:

Jumpstart Rx, LLC

6007 Island Road

Memphis, Tennessee 38127

Attention: Casey Barksdale, Managing Member

E-mail: casey@island40group.com

9.04Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

20

9.05Arbitration. Any dispute arising under this Agreement and/or the Merger Agreement, as well as any of the transactions contemplated hereby and thereby, shall be resolved by arbitration in Miami, Florida, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which award may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

9.06Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

9.07Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.08Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.09Assignability. This Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

9.10.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee applicable to contracts executed in and to be performed in such State.

9.11Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[ SIGNATURE PAGE FOLLOWS ]

21

[ Signature Page to Plan and Agreement of Merger ]

IN WITNESS WHEREOF, Parent, Merger Sub and Target, by their respective officers thereunto duly authorized, have caused this Agreement to be executed as of the date first written above.

PARENT:

NEXTEL MEDICAL CORP.

(f/k/a Exousia Pro, Inc. and Marijuana, Inc.)

By: /s/ Matthew Dwyer

Matthew Dwyer

Chief Executive Officer

MERGER SUB:

JSTART MERGER SUB, LLC

By: /s/ Matthew Dwyer

Matthew Dwyer

Organizer

TARGET:

JUMPSTART RX, LLC

By: Casey Barksdale

Casey Barksdale

Managing Member

EXHIBIT A

Form of Agreement of Merger

AGREEMENT OF MERGER

Agreement of Merger, dated as of _________, 2026 (the “Agreement”), among Nextel Medical Corp., f/k/a Exousia Pro, Inc. and Marijuana, Inc., a Florida corporation (“Parent”), JStart Merger Sub, LLC, a Tennessee limited liability company wholly owned by Parent (“Merger Sub”), and Jumpstart Rx, LLC, a Tennessee limited liability company (“Target”). (Merger Sub and Target being hereinafter collectively referred to as the “Constituent Companies”).

WHEREAS, prior to the execution of this Agreement, Parent, Merger Sub and Target have entered into a Plan and Agreement of Merger dated as of April 30, 2026 (the “Plan of Merger”), providing for certain representations, warranties and agreements in connection with the transaction contemplated; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and Target have approved the acquisition of Target by Parent; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and Target have approved the merger of Target into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Plan of Merger; and

for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and Target agree as follows:

1.Merger.

1.01The Merger. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the Plan of Merger, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation, in accordance with the applicable provisions of the Tennessee Business Corporation Act (the “Tennessee Law”). Target, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

1.02Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 6, and provided that this Agreement has not been terminated or abandoned pursuant to Section 8, the shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Tennessee, in such form as required by, and executed in accordance with, the relevant provisions of the Tennessee Law. Subject to, and in accordance with, the Tennessee Law, the Merger will become effective at the date and time the Certificate of Merger is filed with the office of the Secretary of State of the State of Tennessee or such later time or date as may be specified in the Certificate of Merger (the “Effective Time”).

2.The Surviving Company.

2.01Certificate of Formation. The Certificate of Formation of Target as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Company after the Effective Time.

A-1

2.02Operating Agreement. The Operating Agreement of Target as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company after the Effective Time.

2.03Managers. The managers of the Surviving Company immediately upon the Effective Time shall hold office in accordance with the Articles of Organization and Operating Agreement of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

3.Conversion of Securities.

3.01Conversion of Securities. Pursuant to this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub and Target:

(a)Each membership interest of Target (the “Target Interests”) held in the treasury of Target and each such share of Target Interests owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b)Each Target Interest which is outstanding immediately prior to the Effective Time, other than those shares of Target Interests cancelled as set forth in subsection (a) above, shall be converted into (1) the right to receive shares of the $.001 par value per share Series D Voting Convertible Preferred Stock of Parent (the “Parent Voting Stock”), in accordance with the ownership schedule included in the Target Disclosure Schedule, for a total of 1,500,000 shares of Parent Voting Stock (these shares of Parent Voting Stock are referred to as the “Closing Shares”) and (b) the sum of cash, in accordance with the ownership schedule included in the Target Disclosure Schedule, for a total of $500,000 in cash (the “Closing Amount”). The Closing Shares and the Closing Amount and the are referred to, collectively, as the “Merger Consideration”.

The Parent Voting Stock is to have the preferences, rights, qualifications, limitations and restrictions set forth the Certificate of Designation of the Parent Voting Stock attached hereto as Exhibit B and made a part hereof by this reference.

3.02Status of Merger Sub Membership Interests. The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into membership interests of the Surviving Company, which shall be the only membership interests of the Surviving Company outstanding after the Effective Time, resulting in the Surviving Company being wholly owned by Parent after the Effective Time.

3.03Surrender of and Exchange of Target Interests. Inasmuch as there are no physical certificates evidencing ownership of the Target Interests, upon the Closing (defined below), the Target Interests shall be deemed to have been surrendered for exchange to the Surviving Company.

4.Termination and Amendment.

4.01Termination. This Agreement shall terminate in the event of, and upon termination of, the Plan of Merger.

4.02Amendments. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the owners of Target, but, after any such approval, no amendment shall be made which (a) changes the ratio at which Target Interests are to be converted into Parent Common Stock pursuant to Section 3.01, (b) in any way materially adversely affects the rights of holders of Target Interests or (c) changes in any of the principal terms of this Agreement, in each case, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.03Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

A-2

4.04Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to Parent or Merger Sub:

Nextel Medical Corp.

7901 4th Street N #23494

St. Petersburg, Florida 33702

Attention: Matthew Dwyer, Chief Executive Officer

E-mail: w2572002@gmail.com

(b) If to Target:

Jumpstart Rx, LLC

6007 Island Road

Memphis, Tennessee 38127

Attention: Casey Barksdale, Managing Member

E-mail: casey@island40group.com

4.05Arbitration. Any dispute arising under this Agreement and/or the Merger Agreement, as well as any of the transactions contemplated hereby and thereby, shall be resolved by arbitration in Miami, Florida, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which award may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

4.06Entire Agreement. This Agreement and the Plan of Merger constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The parties and their respective affiliates make no representations or warranties to each other, except as contained in the Plan of Merger, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Plan of Merger, it being intended that no such representations or statements shall survive the execution and delivery of this Agreement and the Plan of Merger.

4.07Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

4.08Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.09Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

A-3

4.10Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee applicable to contracts executed in and to be performed in such State.

4.11Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

4.12Assignability. This Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

4.13Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and Target have executed this Agreement of Merger on the date first above written.

PARENT:

NEXTEL MEDICAL CORP.

(f/k/a Exousia Pro, Inc. and Marijuana, Inc.)

By: _____________________

Matthew Dwyer

Chief Executive Officer

MERGER SUB:

JSTART MERGER SUB, LLC

By: _____________________

Matthew Dwyer

Organizer

TARGET:

JUMPSTART RX, LLC

By: _____________________

Casey Barksdale

Managing Member

A-4

EXHIBIT B

Certificate of Designation of Parent Voting Stock

NEXTEL MEDICAL CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D VOTING PREFERRED STOCK

Pursuant to the Florida Statutes, the undersigned does hereby certify, on behalf of Nextel Medical Corp., a Florida corporation (the “Company”), that the following resolution was duly adopted by the Board of Directors of the Company.

WHEREAS, the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”), authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”) in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF SERIES D VOTING PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series D Voting Preferred Stock (the “Series D Preferred Stock”) and the number of shares so designated shall be Six Million (6,000,000).

Section 2. Stated Value. The Series D Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”).

Section 3. Fractional Shares. The Series D Preferred Stock may be issued in fractional shares.

Section 4. Voting Rights. Each share of the Series D Preferred Stock shall be entitled to one (1) vote on all matters with the outstanding shares of Company common stock (the “Common Stock”).

Section 5. Dividends. The Series D Preferred Stock shall be treated pari passu with the Common Stock, on an as-converted basis.

B-1

Section 6. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders (each, a “Holder”, collectively, the “Holders”) of Series D Preferred Stock shall be treated pari passu with the Common Stock, except that the payment on each share of Series D Preferred Stock shall be an amount equal to One Dollar ($1.00) for each such share of the outstanding Series D Preferred Stock held by such Holder (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Company shall be distributed to the holders of the Common Stock.

Section 7. Conversion and Adjustments.

(a)Voluntary Conversion Right; Conversion Price. Any time following the date that is eighteen (18) months from issuance, the Series D Preferred Stock shall be convertible into shares of the Common Stock, as follows:

Holders of Series D Preferred Stock may convert shares of Series D Preferred Stock held by them into shares of the Common Stock. The conversion price shall be $1.00 per share (the “Conversion Price”), subject to adjustments described in this Section 7. The number of shares of Common Stock receivable upon conversion of one (1) share of Series D Preferred Stock equals the Stated Value divided by the then-Conversion Price; provided, however, that, should the closing price, as reported on OTCMarkets.com (or its successor), of the Common Stock be less than $1.00 per share (the “Adjusted Conversion Price”), then the Conversion Price shall be adjusted such that the total number of shares of the Common Stock (the “Conversion Shares”) to be issued multiplied by the Adjusted Conversion Price equals the total Stated Value of the shares of Series D Preferred Stock converted. By way of example only:

Assumed Conversion Price: $1.00/share

Assumed Adjusted Conversion Price: $0.80/share

Assumed # of Shares Converted: 7,500,000 shares

Total Stated Value of Shares Converted: $6,000,000

$6,000,000 ÷ $0.80 = 7,500,000 Conversion Shares

[7,500,000 x $0.80 = $6,000,000]

Notwithstanding the foregoing, in the event that the common stock of the Company is not publicly traded on the date that is eighteen (18) months from issuance, then Holder shall have the right, but not the obligation, to exchange every 10,000 shares of Series D Preferred Stock held by such Holder for a $2,500.00 principal amount promissory note with a two-year term, which promissory note shall bear interest at 5% per annum until paid in full.

A conversion notice (the “Conversion Notice”) may be delivered to Company by the method of the Holder’s choice (including, but not limited to, email, facsimile, mail, overnight courier or personal delivery), and all conversions shall be cashless and not require further payment from the Holder

B-2

If no objection is delivered from the Company to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 48 hours of delivery of the Conversion Notice, the Company shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. The Company shall deliver the shares of Common Stock from any conversion to the Holder within three (3) business days of Conversion Notice delivery. If the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, then, upon request of the Holder, and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or are effectively registered under the Securities Act, the Company shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System (“DRS”). If the Company is not participating in the DTC FAST program, then the Company agrees in good faith to apply and cause the approval for participation in the DTC FAST program.

(b)Limitation on Sales of Conversion Shares. Notwithstanding sales volume limitations set forth in Rule 144 of the Securities and Exchange Commission, during the six-month period immediately following the date of a Holder’s acquisition of Conversion Shares (the “Leak- out Period”), such Holder may dispose of such Conversion Shares such that such Conversion Shares shall be sold in monthly amounts not to exceed 1% of such Conversion Shares (the “Leak-out Monthly Limit”) during the Leak-out Period, not to exceed 1% of the Leak-Out Monthly Limit of Conversion Shares in any one day (the “Leak-out Daily Limit”).

During the Leak-out Period, except for sales of Conversion Shares in amounts that do not exceed the Monthly Leak-out Amount and/or the Leak-out Daily Amount, a Holder shall not, except as otherwise permitted in this Section 7, directly or indirectly, enter into any transaction for the disposition of the Conversion Shares.

If, during any calendar month within the Leak-out Period, a Holder has not engaged in one or more disposition transactions with respect to the Conversion Shares, the cumulative amount of which has resulted in less than the cumulative Monthly Leak-out Amount during the Leak-out Period then-to date, then such Holder shall have the right, but not the obligation, to engage in one or more additional disposition transactions, such that, at the conclusion of such additional disposition transaction(s), such Holder will have engaged in disposition transactions in an amount that does not exceed the cumulative Monthly Leak-out Amount during the Leak-out Period then-to date.

Any transferee of any of the Conversion Shares shall be subject to all of the terms and conditions of this Section 7 and, solely for such purposes, any such transferee shall be included in the definition of “Holder.”.

(c)Partial Conversion Permitted. Subject to Section 7(d), a Holder of shares of Series D Preferred Stock may convert all, or any portion from time to time, of such Holder’s shares of Series D Preferred Stock, should any such Holder exercise his, her or its rights of conversion.

B-3

(d) Limitation on Conversions. In no event shall the Holder be entitled to convert any Series D Preferred Stock, such that the conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Series D Preferred Stock or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon conversion of Series D Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and the Holder’s affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Regulations 13D- G thereunder, except as otherwise provided in clause (2) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

(e)Adjustment to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Company at any time after the first issuance of a share of the Series D Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

(f)Adjustments for Reclassifications and Certain Reorganizations. In case the Company at any time after the first issuance of a share of the Series D Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Company is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series D Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series D Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(g)Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock (the “Reserve Shares”); and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock, the Company will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Series D Preferred Stock.

B-4

(h)Transfer Agent Instructions. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Series D Preferred Stock. In the event that an opinion of counsel, such as, but not limited to, a Rule 144 opinion, is needed for any matter related to this Series D Preferred Stock or the Common Stock, the Holder has the right to have any such opinion provided by its own counsel.

Section 8. Redemption. The Series D Preferred Stock may be redeemed by the Company at any time for a cash purchase price equal to the liquidation preference as of the redemption date; provided, however, that the Company shall provide not less than five days’ written notice ( the “Redemption Notice”) to the Holder(s) of its intent to redeem the Series D Preferred Stock; provided further, however, that the Holder(s) shall have the right to deliver a Notice of Conversion prior to the date of redemption set forth in the Redemption Notice.

Section 9. Protection Provisions. So long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without first obtaining the majority written consent of the holders of Series D Preferred Stock, alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the holders of Series D Preferred Stock.

The Company hereby covenants and agrees that the Company will not, by amendment of its Amended and Restated Articles, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders of the Series D Preferred Stock.

Section 10. Status of Converted Stock. In the event any shares of the Series D Preferred Stock shall be converted pursuant to Section 7 above, the shares Series D Preferred Stock so converted shall be cancelled and shall revert to the Company’s authorized but unissued Series D Preferred Stock.

Section 11. Transferability. This Series D Preferred Stock shall be transferable and may be assigned by the Holders, to anyone of their choosing without the Company’s approval subject to applicable securities laws. Each Holder of the Series D Preferred Stock covenants not to engage in any unregistered public distribution of the Series D Preferred Stock when making any assignments.

Section 12. Notices. Any notice required hereby to be given to the Holders of shares of the Series D Preferred Stock shall be deemed given if sent by email or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

Section 13. Miscellaneous.

(a)The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation.

B-5

No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)Except as may otherwise be required by law, the shares of the Series D Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

Section 14. Waiver. Any of the rights, powers or preferences of the holders of the Series D Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.

Section 15. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series D Preferred Stock shall have no other rights, privileges or preferences with respect to the Series D Preferred Stock.

RESOLVED, FURTHER, that the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Wyoming Business Corporation Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this _____ day of _______, 2026.

NEXTEL MEDICAL CORP.

By: ________________________________

Matthew Dwyer

Chief Executive Officer

B-6

EXHIBIT C

Gross Revenue Projections of Target for the Post-Closing Period

To be provided separately.

C-1

EXHIBIT 6.02(a)

CERTIFICATE OF THE MANAGING MEMBER OF TARGET

[Pursuant to Section 6.02(a)]

Jumpstart Rx, LLC

a Tennessee limited liability company

The undersigned, Casey Barksdale, the duly elected and acting Managing Member of Jumpstart Rx, LLC, a Tennessee limited liability company (“Target”), hereby certify and affirm that each of the following is true and correct:

1. The representations and warranties of Target in that certain Plan of Agreement of Merger (the “Plan of Merger”) to which this Certificate relates are true and correct in all material respects on the date of this Certificate and, except for those representations and warranties which address matters only as of a particular date, with the same force and effect as if made as of this date.

2. Target is a limited liability company duly organized and existing under the laws of the State of Tennessee, and has the corporate power and authority to own its properties and carry on its business in the manner in which such business is conducted.

3. The execution, delivery and performance by Target of the Plan of Merger, in accordance with the terms and provisions of the Plan of Merger, have been duly authorized by appropriate corporate action of Target.

4. Target has full power, right and authority to enter into the Plan of Merger and to perform its obligations under the Plan of Merger and the Plan of Merger is the legal, valid and binding obligation of Target and is enforceable against Target in accordance with its terms.

5. The membership interests of Target that are subject to the Plan of Merger are fully paid and non-assessable and, when transferred and sold on the Closing Date of the Plan of Merger, will be free and clear of any liens, claims and encumbrances.

Certified and affirmed this ____ day of ____________, 2026.

___________________________________

Casey Barksdale, Managing Member

Jumpstart Rx, LLC

(a Tennessee limited liability company)

EXHIBIT 6.02(b)

CERTIFICATE OF THE MANAGING MEMBER OF TARGET

[Pursuant to Section 6.02(b)]

Jumpstart Rx, LLC

a Tennessee limited liability company

The undersigned, Casey Barksdale, the duly elected and acting Managing Member of Jumpstart Rx, LLC, a Tennessee limited liability company (“Target”), hereby certify and affirm that each of the following is true and correct:

1. Target has performed or complied with, in all material respects, with all agreements and covenants required of it by that certain Plan and Agreement of Merger (the “Plan of Merger”) to which this Certificate relates.

2. The Members of Target have approved the merger contemplated by the Plan of Merger to which this Certificate relates, in accordance with the laws of the State of Tennessee.

Certified and affirmed this ____ day of _______________, 2026.

___________________________________

Casey Barksdale, Managing Member

Jumpstart Rx, LLC

(a Tennessee limited liability company)

EXHIBIT 6.03(a)

CERTIFICATE OF THE CHIEF EXECUTIVE OFFICER OF PARENT

AND ORGANIZER OF MERGER SUB

[Pursuant to Section 6.03(a)]

Nextel Medical Corp.

(f/k/a Exousia Pro, Inc. and Marijuana, Inc.)

a Florida corporation

JStart Merger Sub, LLC

a Tennessee limited liability company

The undersigned, Matthew Dwyer, the duly elected and acting Chief Executive Officer of Nextel Medical Corp., f/k/a Exousia Pro, Inc. and Marijuana, Inc., a Florida corporation (“Parent”), and the Organizer of JStart Merger Sub, LLC, a Tennessee limited liability company (“Merger Sub”), respectively, hereby certifies and affirms that each of the following is true and correct:

1. The representations and warranties of Parent and Merger Sub contained in that certain Plan and Agreement of Merger (the “Plan of Merger”) to which this Certificate relates are true and correct in all material respects on the date of this Certificate and, except for those representations and warranties which address matters only as of a particular date, with the same force and effect as if made as of this date.

2. Parent is a corporation duly organized and existing under the laws of the State of Nevada, and has the power and authority to own its properties and carry on its business in the manner in which such business is conducted. Merger Sub is a limited liability company duly organized and existing under the laws of the State of Tennessee, and has the power and authority to own its properties and carry on its business in the manner in which such business is conducted.

3. The execution, delivery and performance by Parent and Merger Sub of the Plan of Merger, in accordance with the terms and provisions of the Plan of Merger, have been duly authorized by appropriate corporate action of Parent and Merger Sub.

4. Each of Parent and Merger Sub has full power, right and authority to enter into the Plan of Merger and to perform their respective obligations under the Plan of Merger, and the Plan of Merger is the legal, valid and binding obligation of each of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms.

5. The shares of Parent Voting Stock to be issued pursuant to the Plan of Merger will be, upon issuance and delivery pursuant to the terms of the Plan of Merger, validly issued, fully paid and non-assessable.

Certified and affirmed this ____ day of ___________, 2026.

_________________________________________

Matthew Dwyer, Chief Executive Officer

of Nextel Medical Corp. (f/k/a Exousia Pro, Inc.

and Marijuana, Inc., a Florida corporation) and

Organizer of JStart Merger Sub, LLC,

a Tennessee limited liability company

EXHIBIT 6.03(b)

CERTIFICATE OF THE CHIEF EXECUTIVE OFFICER OF PARENT

AND ORGANIZER OF MERGER SUB

[Pursuant to Section 6.03(b)]

Nextel Medical Corp.

(f/k/a Exousia Pro, Inc. and Marijuana, Inc.)

a Florida corporation

JStart Merger Sub, LLC

a Tennessee limited liability company

The undersigned, Matthew Dwyer, the duly elected and acting Chief Executive Officer of Nextel Medical Corp., f/k/a Exousia Pro, Inc. and Marijuana, Inc., a Florida corporation (“Parent”), and the Organizer of JStart Merger Sub, LLC, a Tennessee limited liability company (“Merger Sub”), respectively, hereby certifies and affirms that each of the following is true and correct:

1. Parent and Merger Sub have performed or complied with, in all material respects, with all agreements and covenants required of them by that certain Plan and Agreement of Merger (the “Plan of Merger”) to which this Certificate relates.

Certified and affirmed this ____ day of ___________________, 2026.

_________________________________________

Matthew Dwyer, Chief Executive Officer

of Nextel Medical Corp. (f/k/a Exousia Pro, Inc.

and Marijuana, Inc., a Florida corporation) and

Organizer of JStart Merger Sub, LLC,

a Tennessee limited liability company